                                                                    EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE
                             ---------------------

                         VIKING OFFICE PRODUCTS, INC.
                         ----------------------------

Contact:  Frank Jarc - Executive Vice President & CFO
          Stephen R. Kroll - Vice President, Administration
Phone:    (310) 225-4500   Fax: (310) 324-2396

     LOS ANGELES, CALIFORNIA - January 23, 1997 - Viking Office Products Inc. (NASDAQ: VKNG) today reported record revenues and record net income for its second quarter ended December 31, 1996.

     Consolidated revenues for the quarter ended December 31, 1996 were $316.5 million, a 26% increase over last year's quarter. European revenues were $186.4 million, an increase of 42% over the prior year's quarter. European revenues include the UK, the Republic of Ireland, France, Belgium, Luxembourg, the Netherlands, and Germany. US revenues increased 8% over the prior year's quarter to $114.8 million. US growth continued to be impacted by lower selling prices of paper products. Revenues from Viking's Australian division were $15.3 million, an increase of 25% over the prior year.

     Consolidated net income for the quarter ended December 31, 1996 increased 30% to $16.6 million. Consolidated earnings per share were $.19, compared to $.15 in the prior year's quarter.

     Consolidated revenues for the six months ended December 31, 1996 were $607.0 million, an increase of 26% over the prior year. European revenues were $352.2 million, an increase of 42% over the prior year. US revenues were $224.2 million, an increase of 8% over the same period in the prior year. Revenues from Viking's Australian division were $30.7 million, an increase of 26% over the prior year.

     Consolidated net income for the six months ended December 31, 1996 increased 26% to $32.8 million or $.38 per share.

     Irwin Helford, CEO and Chairman, commented that Viking's business in Germany generated revenues of $35.5 million in this quarter, and $92.9 million in its first 12 months of operation. A second distribution center was opened in Munich in December 1996 to support continued country growth and to provide same-day delivery in the Munich area for the first time.

     Viking began cross-border sales to Austria in early January, 1997 with strong response to its first Austrian catalog. Orders are delivered overnight from Viking's new Munich distribution center.

     In addition, Viking expects to open its tenth US distribution center in Denver, Colorado, by Spring 1997 with same-day delivery in the Denver area. Viking also announced it intends to enter Italy later in Calendar 1997.

     All growth and new country expansion has been funded by Viking's own cash flow and without debt or acquisition.

     On January 20, 1997, the Board of Directors of Viking adopted a Shareholder Rights Plan designed to assure that all Viking stockholders receive fair and equal treatment in the event of any proposed takeover of the Company, and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Viking without paying all stockholders a control premium. The Board declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Viking common stock. Each Right will entitle stockholders to buy one two-hundredths of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $150. The Rights will be exercisable if a person or a group acquires 15% or more of Viking's common stock or announces a tender offer for 15% or more of the common stock. Viking's Board will be entitled to redeem the Rights at $0.01 per Right at any time before the 10th day after a person has acquired 15% or more of the outstanding common stock.

     The Rights are not being distributed in response to any specific effort to acquire control of Viking.

     If a person acquires 15% or more of the outstanding common stock of Viking, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of Viking having a market value at that time of twice the Right's exercise price. Rights held by the 15% holder will become void and will not be exercisable to purchase shares at the bargain purchase price. If Viking is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

     Irwin Helford said "the Rights are intended to enable all Viking stockholders to realize the long-term value to their investment in the Company. They do not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover. Over 1,500 public companies have adopted rights plans in recent years."

     The dividend distribution will be payable to stockholders of record on February 3, 1997. The Rights will expire in ten years. The Rights distribution is not taxable to stockholders.

     Viking sells over 10,000 office products to small businesses throughout the US, Europe and Australia.

     Viking's scheduled investor conference call is Thursday, January 23rd, 1997 at 8:00 a.m., PST.

            (Amounts in thousands of dollars except per share data)

                                           THREE MONTHS
                                              ENDED                    SIX MONTHS ENDED
                                           DECEMBER 31,      PERCENT     DECEMBER 31,       PERCENT
                                           1996     1995     CHANGE     1996       1995     CHANGE
                                        -------------------  -------  --------------------  -------
REVENUES                                $316,494  $250,437    26.4%   $607,026   $480,447    26.3%
GROSS PROFIT                            $110,620   $85,446    29.5%   $213,150   $165,457    28.8%
SELLING, GENERAL & ADMINISTRATIVE        $87,983   $68,221    29.0%   $168,018   $129,538    29.7%
OPERATING INCOME                         $22,637   $17,225    31.4%    $45,132    $35,921    25.6%
OTHER INCOME (net of interest expense)    $2,502    $2,134    17.2%     $4,602     $4,807    12.6%
INCOME TAXES                              $8,554    $6,549    30.6%    $16,917    $13,896    21.7%
NET INCOME                               $16,585   $12,810    29.5%    $32,817    $26,112    25.7%
NET INCOME PER SHARE                       $0.19     $0.15    26.7%      $0.38      $0.30    26.7%
                                        -------------------  -------  --------------------  -------
WEIGHTED AVERAGE
SHARES OUTSTANDING                        87,500    86,800     0.8%     87,500     86,200     1.5%

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